Exhibit 99.3

January 11, 2024

The Board of Directors

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 19, 2023, to the Board of Directors of Cambridge Bancorp (“Cambridge”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinion of Cambridge’s Financial Advisor”, “RISK FACTORS — Risks Related to the Merger”, “THE MERGER — Background of the Merger”, “THE MERGER — Cambridge’s Reasons for the Merger”, “THE MERGER — Opinion of Cambridge’s Financial Advisor”, and “THE MERGER — Certain Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed merger involving Cambridge and Eastern Bankshares, Inc. (“Eastern”), which joint proxy statement/prospectus forms a part of Amendment No. 2 to Eastern’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.
BOFA SECURITIES, INC.